                              LAKESIDE APARTMENTS
                              8061 WOODSCAPE DRIVE
                           CHARLOTTE, NORTH CAROLINA

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                               AS OF MAY 13, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                    (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 11, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: LAKESIDE APARTMENTS
    8061 WOODSCAPE DRIVE
    CHARLOTTE, MECKLENBURG COUNTY, NORTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 216 units with a total of 158,960 square feet of rentable area. The improvements were built in 1980. The improvements are situated on 17.48 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 87% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 13, 2003 is:

                                            ($6,750,000)

                                  Respectfully submitted,
                                  AMERICAN APPRAISAL ASSOCIATES, INC.

                                  -s- Frank Fehribach
July 11, 2003                     Frank Fehribach, MAI
#053272                           Managing Principal, Real Estate Group
                                  North Carolina Temporary Practice Permit #2578

Report By:
John Hayden
North Carolina Temporary Practice Permit Pending

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary...........................................................   4
Introduction................................................................   9
Area Analysis...............................................................  11
Market Analysis.............................................................  14
Site Analysis...............................................................  16
Improvement Analysis........................................................  16
Highest and Best Use........................................................  17

                                   VALUATION

Valuation Procedure.........................................................  18
Sales Comparison Approach..................... .............................  20
Income Capitalization Approach .............................................  26
Reconciliation and Conclusion ..............................................  37

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Lakeside Apartments
LOCATION:                       8061 Woodscape Drive
                                Charlotte, North Carolina

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee Simple Estate

DATE OF VALUE:                  May 13, 2003
DATE OF REPORT:                 July 11, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

  Size:                         17.48 acres, or 761,429 square feet
  Assessor Parcel No.:          13103301
  Floodplain:                   Community Panel No. 3701590026B (February 26,
                                1982)
                                Flood Zone C, an area outside the floodplain.
    Zoning:                       R-17 MF (Multifamily Zoning)

BUILDING:
  No. of Units:                 216 Units
  Total NRA:                    158,960 Square Feet
  Average Unit Size:            736 Square Feet
  Apartment Density:            12.4 units per acre
  Year Built:                   1980

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                              Market Rent
                Square     ------------------         Monthly      Annual
Unit Type        Feet      Per Unit    Per SF         Income       Income
---------------------------------------------------------------------------
1Br/1Ba           480        $459       $0.96        $ 14,688    $  176,256
1Br/1Ba           650        $499       $0.77        $ 49,900    $  598,800
1Br/1Ba           850        $549       $0.65        $ 19,764    $  237,168
2Br/2Ba         1,000        $609       $0.61        $ 29,232    $  350,784
                                                     --------    ----------
                                        Total        $113,584    $1,363,008
                                                     ========    ==========

OCCUPANCY:                   87%
ECONOMIC LIFE:               45 Years
EFFECTIVE AGE:               23 Years
REMAINING ECONOMIC LIFE:     22 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

        [PICTURE]                                       [PICTURE]

EXTERIOR - MAIN ENTRANCE                   EXTERIOR - TYPICAL BUILDING ELEVATION

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

 As Vacant:                    Hold for future multi-family development
 As Improved:                  Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                                Amount                  $/Unit
---------------------                          ------------------        --------------
Potential Rental Income                        $        1,363,008        $6,310
Effective Gross Income                         $        1,291,507        $5,979
Operating Expenses                             $          618,978        $2,866                47.9% of EGI
Net Operating Income:                          $          618,529        $2,864

Capitalization Rate                                          9.50%
DIRECT CAPITALIZATION VALUE                    $        6,500,000 *      $30,093 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                 10 years
2002 Economic Vacancy                                          15%
Stabilized Vacancy & Collection Loss:                          10%
Lease-up / Stabilization Period                N/A
Terminal Capitalization Rate                                10.25%
Discount Rate                                               11.25%
Selling Costs                                                3.00%
Growth Rates:
   Income                                                    3.00%
   Expenses:                                                 3.00%
DISCOUNTED CASH FLOW VALUE                     $        6,800,000 *      $31,481 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE         $        6,700,000        $31,019 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
   Range of Sales $/Unit (Unadjusted)          $40,139 to $48,020
   Range of Sales $/Unit (Adjusted)            $28,778 to $36,382
VALUE INDICATION - PRICE PER UNIT              $        7,000,000 *      $32,407 / UNIT

EGIM ANALYSIS
   Range of EGIMs from Improved Sales                5.09 to 6.48
   Selected EGIM for Subject                                 5.50
   Subject's Projected EGI                     $        1,291,507
EGIM ANALYSIS CONCLUSION                       $        7,100,000 *      $32,870 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION               $        6,500,000 *      $30,093 / UNIT

RECONCILED SALES COMPARISON VALUE              $        6,800,000        $31,481 / UNIT

-----------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
   Price Per Unit                           $7,000,000
   NOI Per Unit                             $6,500,000
   EGIM Multiplier                          $7,100,000
INDICATED VALUE BY SALES COMPARISON         $6,800,000        $31,481 / UNIT

INCOME APPROACH:
   Direct Capitalization Method:            $6,500,000
   Discounted Cash Flow Method:             $6,800,000
INDICATED VALUE BY THE INCOME APPROACH      $6,700,000        $31,019 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:        $6,750,000        $31,250 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 8061 Woodscape Drive, Charlotte, Mecklenburg County, North Carolina. Charlotte identifies it as 13103301.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John Hayden on May 13, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. John Hayden performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and John Hayden have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 13, 2003. The date of the report is July 11, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
   MARKETING PERIOD:  6 to 12 months
   EXPOSURE PERIOD:   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in DIRE, L P. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Charlotte, North Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being apartments. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - Highway 74
West  - SR 1009
South - McAlphine Creek
North - Conference Drive

MAJOR EMPLOYERS

Major employers in the subject's area include Wachovia Corporation, Charlotte-Mecklenburg Schools, Bank of America, Carolinas Health Care System, Duke Energy Corporation, US Airways, State of North Carolina, City of Charlotte, US Government, and Mecklenburg County, Presbyterian Healthcare, Ruddick/Harris Teeter, and Winn Dixie.. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                     AREA
                               ---------------------------------------------
CATEGORY                       1-Mi. RADIUS     3-Mi. RADIUS    5-Mi. RADIUS          MSA
---------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                10,401           78,766         202,301           1,561,413
5-Year Population                 11,179           84,515         217,663           1,721,386
% Change CY-5Y                       7.5%             7.3%            7.6%               10.2%
Annual Change CY-5Y                  1.5%             1.5%            1.5%                2.0%

HOUSEHOLDS
Current Households                 5,049           33,183          82,743             601,124
5-Year Projected Households        5,572           35,913          89,296             667,464
% Change CY - 5Y                    10.4%             8.2%            7.9%               11.0%
Annual Change CY-5Y                  2.1%             1.6%            1.6%                2.2%

INCOME TRENDS
Median Household Income          $34,410          $51,985        $ 55,841          $   48,633
Per Capita Income                $22,811          $26,244        $ 31,072          $   24,575
Average Household Income         $46,961          $62,721        $ 75,914          $   63,841

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                  AREA
                               ---------------------------------------------
CATEGORY                       1-Mi. RADIUS     3-Mi. RADIUS    5-Mi. RADIUS          MSA
------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting            63.39%           40.95%          38.89%           29.67%
5-Year Projected % Renting         65.37%           41.92%          39.37%           29.33%

% of Households Owning             28.77%           51.80%          54.62%           64.90%
5-Year Projected % Owning          27.15%           51.16%          54.47%           65.65%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Apartments/Single Family Residential
South - Apartments
East  - Apartments
West  - Apartments

CONCLUSIONS

The subject is well located within the city of Charlotte. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Charlotte in Mecklenburg County. The overall pace of development in the subject's market is more or less decreasing. Currently, there are no apartment units under construction within this submarket. However, there are 297 units currently planned for this submarket. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period          Region       Submarket
------          ------       ---------
Feb-01           8.8%           5.6%
Aug-01           9.8%           8.9%
Feb-02          12.9%          10.0%
Aug-02          11.2%           7.1%
Feb-03          12.7%           9.1%

Source: Charlotte Apartment Index March '03

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Occupancies have been declining for both the Charlotte area as a whole and within the subject's East-3 submarket. In addition, rents have generally exhibited a declining trend as well in both the overall market and the subject's submarket. Occupancies are expected to stay in the 90%-92% area for at least the next year as recently developed units (in other submarkets) and the new construction planned within the subject's submarket is absorbed.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period          Region      % Change        Submarket       % Change
------          ------      --------        ---------       --------
Feb-01           $700           -             $701               -
Aug-01           $713         1.9%            $699            -0.3%
Feb-02           $712        -0.1%            $685            -2.0%
Aug-02           $708        -0.6%            $688             0.4%
Feb-03           $710         0.3%            $682            -0.9%

Source: Charlotte Apartment Index March '03

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             COMPETITIVE PROPERTIES

No.               Property Name         Units    Ocpy.   Year Built         Proximity to subject
------------------------------------------------------------------------------------------------------
R-1          Dominion @ Crown Pointe     240      91%       1988       1 mile southeast of the subject
R-2          Camden Eastchase            220      91%       1985       1/2 mile west of the subject
R-3          Steeplechase                246      88%       1986       1 mile north of the subject
R-4          Castlewood                  337      81%       1969       1.5 miles north of the subject
R-5          Creekwood                   384      95%       1986       1/2 mile east of the subject
Subject      Lakeside Apartments         216      87%       1980

As previously discussed, rental rates have exhibited a declining trend for both the overall Charlotte market and the subject's East-3 submarket. Rents, as well as occupancies, are not expected to rise noticeably over the next year as the recently constructed new product is absorbed.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                   17.48 acres, or 761,429 square feet
 Shape                       Irregular
 Topography                  Level
 Utilities                   All necessary utilities are available to the site.
 Soil Conditions             Stable
 Easements Affecting Site    None other than typical utility easements
 Overall Site Appeal         Good
 Flood Zone:
  Community Panel            3701590026B, dated February 26, 1982
  Flood Zone                 Zone C
 Zoning                      R-17 MF, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                                 ASSESSED VALUE - 2003
                    ----------------------------------------------       TAX RATE /        PROPERTY
PARCEL NUMBER          LAND            BUILDING           TOTAL          MILL RATE           TAXES
---------------------------------------------------------------------------------------------------
  13103301          $1,522,900        $5,446,000        $6,968,900        0.01307           $91,084

IMPROVEMENT ANALYSIS

 Year Built                 1980
 Number of Units            216
 Net Rentable Area          158,960 Square Feet
 Construction:
  Foundation                Reinforced concrete slab
  Frame                     Heavy or light wood
  Exterior Walls            Brick or masonry
  Roof                      Composition shingle over a wood truss structure
 Project Amenities          Amenities at the subject include a swimming pool,
                            sand volleyball, tennis court, gym room, laundry
                            room, and parking area.
 Unit Amenities             Individual unit amenities include a balcony,
                            fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

Unit Mix:

                                               Unit Area
Unit Type               Number of Units        (Sq. Ft.)
--------------------------------------------------------
 1Br/1Ba                      32                  480
 1Br/1Ba                     100                  650
 1Br/1Ba                      36                  850
 2Br/2Ba                      48                1,000

 Overall Condition           Average
 Effective Age               23 years
 Economic Life               45 years
 Remaining Economic Life     22 years
 Deferred Maintenance        None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1980 and consist of a 216-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                       COMPARABLE                 COMPARABLE
          DESCRIPTION                      SUBJECT                       I - 1                       I - 2
--------------------------------------------------------------------------------------------------------------------
  Property Name                   Lakeside Apartments        Cedars I                     Timbers
LOCATION:
  Address                         8061 Woodscape Drive       7139 Winding Cedar Trail     3317 Magnolia Hills Dr
  City, State                     Charlotte, North Carolina  Charlotte, NC                Charlotte, NC
  County                          Mecklenburg                Mecklenburg                  Mecklenburg
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          158,960                    340,000                      256,100
  Year Built                      1980                       1983                         1988
  Number of Units                 216                        360                          341
  Unit Mix:                       Type         Total           Type                Total  Type                  Total
                                  1Br/1Ba        32          1Br/1Ba                152   1Br/1Ba                247
                                  1Br/1Ba       100          2Br/2Ba                152   2Br/2Ba                 94
                                  1Br/1Ba        36          3Br/2Ba                 56
                                  2Br/2Ba        48
  Average Unit Size (SF)          736                        944                          751
  Land Area (Acre)                17.4800                    31.3500                      22.7570
  Density (Units/Acre)            12.4                       11.5                         15.0
  Parking Ratio (Spaces/Unit)     1.54                       N/A                          N/A
  Parking Type (Gr., Cov., etc.)  Open                       Open                         Open
CONDITION:                        Average                    Average                      Average
APPEAL:                           Average                    Average                      Average
AMENITIES:
  Pool/Spa                        Yes/No                     Yes/No                       Yes/No
  Gym Room                        Yes                        Yes                          Yes
  Laundry Room                    Yes                        Yes                          Yes
  Secured Parking                 No                         Yes                          Yes
  Sport Courts                    No                         No                           No
  Washer/Dryer Connection         Yes                        Yes                          Yes

OCCUPANCY:                        87%                        93%                          97%
TRANSACTION DATA:
  Sale Date                                                  August, 2002                 September, 2001
  Sale Price ($)                                             $14,800,000                  $16,060,000
  Grantor                                                    CAPREIT Cedars LP            BRI Timbers Inc
  Grantee                                                    Cedars Apt Assoc LLC         Dermot Patrician LLC
  Sale Documentation                                         Book 13946 Page 148          Book 12639, Page 864
  Verification                                               Confidential                 Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                                           Total $    $/Unit    $/SF   Total $    $/Unit   $/SF
  Potential Gross Income                                     $2,964,816   $8,236   $8.72  $2,753,614  $8,075  $10.75
  Vacancy/Credit Loss                                        $  296,482   $  824   $0.87  $  275,361  $  808  $ 1.08
  Effective Gross Income                                     $2,668,334   $7,412   $7.85  $2,478,253  $7,268  $ 9.68
  Operating Expenses                                         $1,164,600   $3,235   $3.43  $1,103,135  $3,235  $ 4.31
  Net Operating Income                                       $1,503,734   $4,177   $4.42  $1,375,118  $4,033  $ 5.37
NOTES:                                                       None                         None

  PRICE PER UNIT                                                      $ 41,111                     $47,097
  PRICE PER SQUARE FOOT                                               $  43.53                     $ 62.71
  EXPENSE RATIO                                                           43.6%                       44.5%
  EGIM                                                                    5.55                        6.48
  OVERALL CAP RATE                                                       10.16%                       8.56%
  Cap Rate based on Pro Forma or Actual Income?                         ACTUAL                     PRO FORMA

                                          COMPARABLE                 COMPARABLE                   COMPARABLE
          DESCRIPTION                        I - 3                      I - 4                        I - 5
---------------------------------------------------------------------------------------------------------------------
  Property Name                   Drake                     Willow Ridge                  Cameron @ Hickory Grove
LOCATION:
  Address                         1701 Gander Cover Ln      9200 Willow Ridge             5625 Keyway Blvd
  City, State                     Charlotte, NC             Charlotte, NC                 Charlotte, NC
  County                          Mecklenburg               Mecklenburg                   Mecklenburg
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          223,200                   370,728                       165,842
  Year Built                      1988                      1986                          1987
  Number of Units                 288                       456                           202
  Unit Mix:                         Type             Total  Type                   Total   Type                 Total
                                  1Br/1Ba             144   1Br/1Ba                 190   1Br/1Ba                 82
                                  2Br/2Ba             144   2Br/2Ba                 266   2Br/2Ba                120

  Average Unit Size (SF)          775                       813                           821
  Land Area (Acre)                N/A                       11.9780                       11.3570
  Density (Units/Acre)                                      38.1                          17.8
  Parking Ratio (Spaces/Unit)     N/A                       N/A                           N/A
  Parking Type (Gr., Cov., etc.)  Open                      Open                          Open
CONDITION:                        Average                   Average                       Average
APPEAL:                           Average                   Average                       Average
AMENITIES:
  Pool/Spa                        Yes/No                    Yes/No                        Yes/No
  Gym Room                        Yes                       Yes                           Yes
  Laundry Room                    Yes                       Yes                           No
  Secured Parking                 No                        Yes                           Yes
  Sport Courts                    No                        No                            No
  Washer/Dryer Connection         Yes                       Yes                           Yes

OCCUPANCY:                        89%                       93%                           91%
TRANSACTION DATA:
  Sale Date                       August, 2001              December, 2002                November, 2000
  Sale Price ($)                  $11,560,000               $20,300,000                   $9,700,000
  Grantor                         WTC No One Hundred        Willow Ridge Apts LLC         SCA North Carolina
  Grantee                         Group One Investments     New Willow Ridge Assoc.       Owings Chase LP
  Sale Documentation              Book 12518, Page 898      Book 14555, Page 549          Book 11714, Page 833
  Verification                    Confidential              Confidential                  Confidential
  Telephone Number
ESTIMATED PRO-FORMA:               Total $   $/Unit  $/SF    Total $    $/Unit     $/SF    Total $    $/Unit    $/SF
  Potential Gross Income          $2,521,728 $8,756 $11.30  $4,058,846  $8,901    $10.95  $1,734,332  $8,586   $10.46
  Vacancy/Credit Loss             $  252,173 $  876 $ 1.13  $  405,885  $  890    $ 1.09  $  173,433  $  859   $ 1.05
  Effective Gross Income          $2,269,555 $7,880 $10.17  $3,652,961  $8,011    $ 9.85  $1,560,899  $7,727   $ 9.41
  Operating Expenses              $  931,680 $3,235 $ 4.17  $1,475,160  $3,235    $ 3.98  $  653,470  $3,235   $ 3.94
  Net Operating Income            $1,337,875 $4,645 $ 5.99  $2,177,801  $4,776    $ 5.87  $  907,429  $4,492   $ 5.47
NOTES:                            None                      None                          None

  PRICE PER UNIT                           $ 40,139                    $44,518                   $ 48,020
  PRICE PER SQUARE FOOT                    $  51.79                    $ 54.76                   $  58.49
  EXPENSE RATIO                                41.1%                      40.4%                      41.9%
  EGIM                                         5.09                       5.56                       6.21
  OVERALL CAP RATE                            11.57%                     10.73%                      9.35%
  Cap Rate based on Pro Forma or
   Actual Income?                          PRO FORMA                  PRO FORMA                  PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH  PAGE 1
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA
--------------------------------------------------------------------------------

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $40,139 to $48,020 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $28,778 to $36,382 per unit with a mean or average adjusted price of $32,375 per unit. The median adjusted price is $33,074 per unit. Based on the following analysis, we have concluded to a value of $32,500 per unit, which results in an "as is" value of $7,000,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

SALES ADJUSTMENT GRID

                                                                       COMPARABLE                   COMPARABLE
          DESCRIPTION                         SUBJECT                     I - 1                        I - 2
----------------------------------------------------------------------------------------------------------------------
  Property Name                     Lakeside Apartments        Cedars I                     Timbers
  Address                           8061 Woodscape Drive       7139 Winding Cedar Trail     3317 Magnolia Hills Dr
  City                              Charlotte, North Carolina  Charlotte, NC                Charlotte, NC
  Sale Date                                                    August, 2002                 September, 2001
  Sale Price ($)                                               $14,800,000                  $16,060,000
  Net Rentable Area (SF)            158,960                    340,000                      256,100
  Number of Units                   216                        360                          341
  Price Per Unit                                               $41,111                      $47,097
  Year Built                        1980                       1983                         1988
  Land Area (Acre)                  17.4800                    31.3500                      22.7570
VALUE ADJUSTMENTS                      DESCRIPTION                DESCRIPTION          ADJ.    DESCRIPTION         ADJ.
  Property Rights Conveyed          Fee Simple Estate          Fee Simple Estate        0%  Fee Simple Estate       0%
  Financing                                                    Cash To Seller           0%  Cash To Seller          0%
  Conditions of Sale                                           Arm's Length             0%  Arm's Length            0%
  Date of Sale (Time)                                          08-2002                  0%  09-2001                 3%
VALUE AFTER TRANS. ADJUST.
   ($/UNIT)                                                               $41,111                      $48,510
  Location                                                     Superior               -10%  Superior              -10%
  Number of Units                   216                        360                      5%  341                     5%
  Quality / Appeal                  Average                    Superior               -10%  Superior              -10%
  Age / Condition                   1980                       1983 / Average           0%  1988 / Average          0%
  Occupancy at Sale                 87%                        93%                     -5%  97%                   -10%
  Amenities                         Average                    Comparable               0%  Comparable              0%
  Average Unit Size (SF)            736                        944                    -10%  751                     0%
PHYSICAL ADJUSTMENT                                                                   -30%                        -25%
FINAL ADJUSTED VALUE ($/UNIT)                                             $28,778                      $36,382

                                            COMPARABLE                COMPARABLE                     COMPARABLE
          DESCRIPTION                          I - 3                     I - 4                          I - 5
-----------------------------------------------------------------------------------------------------------------------
  Property Name                     Drake                     Willow Ridge                  Cameron @ Hickory Grove
  Address                           1701 Gander Cover Ln      9200 Willow Ridge             5625 Keyway Blvd
  City                              Charlotte, NC             Charlotte, NC                 Charlotte, NC
  Sale Date                         August, 2001              December, 2002                November, 2000
  Sale Price ($)                    $11,560,000               $20,300,000                   $9,700,000
  Net Rentable Area (SF)            223,200                   370,728                       165,842
  Number of Units                   288                       456                           202
  Price Per Unit                    $40,139                   $44,518                       $48,020
  Year Built                        1988                      1986                          1987
  Land Area (Acre)                  N/A                       11.9780                       11.3570
VALUE ADJUSTMENTS                      DESCRIPTION       ADJ.    DESCRIPTION         ADJ.      DESCRIPTION          ADJ.
  Property Rights Conveyed          Fee Simple Estate     0%  Fee Simple Estate       0%    Fee Simple Estate        0%
  Financing                         Cash To Seller        0%  Cash To Seller          0%    Cash To Seller           0%
  Conditions of Sale                Arm's Length          0%  Arm's Length            0%    Arm's Length             0%
  Date of Sale (Time)               08-2001               3%  12-2002                 0%    11-2000                  5%
VALUE AFTER TRANS. ADJUST.
   ($/UNIT)                                   $41,343                   $44,518                        $50,421
  Location                          Superior            -10%  Superior              -10%    Superior               -20%
  Number of Units                   288                   0%  456                     5%    202                      0%
  Quality / Appeal                  Superior            -10%  Superior              -10%    Superior               -10%
  Age / Condition                   1988 / Average        0%  1986 / Average          0%    1987 / Average           0%
  Occupancy at Sale                 89%                   0%  93%                    -5%    91%                     -5%
  Amenities                         Comparable            0%  Comparable              0%    Comparable               0%
  Average Unit Size (SF)            775                   0%  813                    -5%    821                     -5%
PHYSICAL ADJUSTMENT                                     -20%                        -25%                           -40%
FINAL ADJUSTED VALUE ($/UNIT)                 $33,074                   $33,388                        $30,252

SUMMARY

VALUE RANGE (PER UNIT)                          $28,778   TO   $   36,382
MEAN (PER UNIT)                                 $32,375
MEDIAN (PER UNIT)                               $33,074
VALUE CONCLUSION (PER UNIT)                     $32,500

VALUE OF IMPROVEMENT & MAIN SITE                 $7,020,000
 PV OF CONCESSIONS                              -$   18,000
VALUE INDICATED BY SALES COMPARISON APPROACH     $7,002,000
ROUNDED                                          $7,000,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at.
The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             NOI PER UNIT COMPARISON

                       SALE PRICE                 NOI/
COMPARABLE    NO. OF   ----------              ----------    SUBJECT NOI     ADJUSTMENT    INDICATED
   NO.        UNITS    PRICE/UNIT      OAR      NOI/UNIT    SUBJ. NOI/UNIT     FACTOR      VALUE/UNIT
-----------------------------------------------------------------------------------------------------
   I-1         360     $14,800,000   10.16%    $1,503,734      $618,529         0.686        $28,184
                       $    41,111             $    4,177      $  2,864
   I-2         341     $16,060,000    8.56%    $1,375,118      $618,529         0.710        $33,444
                       $    47,097             $    4,033      $  2,864
   I-3         288     $11,560,000   11.57%    $1,337,875      $618,529         0.616        $24,743
                       $    40,139             $    4,645      $  2,864
   I-4         456     $20,300,000   10.73%    $2,177,801      $618,529         0.600        $26,692
                       $    44,518             $    4,776      $  2,864
   I-5         202     $ 9,700,000    9.35%    $  907,429      $618,529         0.637        $30,610
                       $    48,020             $    4,492      $  2,864

                                   PRICE/UNIT

  Low         High       Average       Median
$24,743     $33,444    $28,734        $28,184

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                      $   30,000
                                              ----------
Number of Units                                      216

Value                                         $6,480,000
  PV of Concessions                          -$   18,000
                                              ----------
Value Based on NOI Analysis                   $6,462,000
                               Rounded        $6,500,000

The adjusted sales indicate a range of value between $24,743 and $33,444 per unit, with an average of $28,734 per unit. Based on the subject's competitive position within the improved sales, a value of $30,000 per unit is estimated. This indicates an "as is" market value of $6,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                         SALE PRICE
COMPARABLE    NO. OF     ----------      EFFECTIVE        OPERATING                 SUBJECT
   NO.        UNITS      PRICE/UNIT     GROSS INCOME       EXPENSE        OER     PROJECTED OER           EGIM
--------------------------------------------------------------------------------------------------------------
   I-1         360      $ 14,800,000     $2,668,334       $1,164,600     43.65%                           5.55
                        $     41,111
   I-2         341      $ 16,060,000     $2,478,253       $1,103,135     44.51%                           6.48
                        $     47,097
   I-3         288      $ 11,560,000     $2,269,555       $  931,680     41.05%                           5.09
                        $     40,139                                                 47.93%
   I-4         456      $ 20,300,000     $3,652,961       $1,475,160     40.38%                           5.56
                        $     44,518
   I-5         202      $  9,700,000     $1,560,899       $  653,470     41.86%                           6.21
                        $     48,020

                                      EGIM

 Low       High      Average   Median
 ---       ----      -------   ------
5.09       6.48       5.78      5.56

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                     5.50
                                            ----------
Subject EGI                                 $1,291,507

Value                                       $7,103,290
 PV of Concessions                         -$   18,000
                                            ----------
Value Based on EGIM Analysis                $7,085,290
                       Rounded              $7,100,000

        Value Per Unit                      $   32,870

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 47.93% before reserves. The comparable sales indicate a range of expense ratios from 40.38% to 44.51%, while their EGIMs range from 5.09 to 6.48. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $7,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,800,000.

Price Per Unit                               $7,000,000
NOI Per Unit                                 $6,500,000
EGIM Analysis                                $7,100,000

Sales Comparison Conclusion                  $6,800,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                   SUMMARY OF ACTUAL AVERAGE RENTS

                                         Average
                 Unit Area     ------------------------
Unit Type        (Sq. Ft.)     Per Unit        Per SF       %Occupied
----------------------------------------------------------------------
1Br/1Ba              480         $449         $   0.94         81.2%
1Br/1Ba              650         $439         $   0.68         81.0%
1Br/1Ba              850         $526         $   0.62         94.4%
2Br/2Ba             1000         $545         $   0.55        100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                             RENT ANALYSIS

                                                                              COMPARABLE RENTS
                                                          --------------------------------------------------------
                                                             R-1        R-2        R-3          R-4         R-5
                                                          --------------------------------------------------------
                                                          Dominion
                                                          @ Crown      Camden   Steeplechas
                                                           Pointe    Eastchase      e        Castlewood  Creekwood
                                                          --------------------------------------------------------
                                       SUBJECT   SUBJECT                    COMPARISON TO SUBJECT
                         SUBJECT UNIT   ACTUAL   ASKING   --------------------------------------------------------
     DESCRIPTION            TYPE         RENT     RENT    Similar     Similar     Similar      Similar    Similar
-------------------------------------------------------------------------------------------------------------------
Monthly Rent               1Br/1Ba      $  449   $  459                $  546      $  549       $  560
Unit Area (SF)                             480      480                   478         523          675
Monthly Rent Per Sq. Ft                 $ 0.94   $ 0.96                $ 1.14      $ 1.05       $ 0.83

Monthly Rent               1Br/1Ba      $  439   $  499    $  598      $  578      $  452       $  700     $  545
Unit Area (SF)                             650      650       621         617         652          945        630
Monthly Rent Per Sq. Ft                 $ 0.68   $ 0.77    $ 0.96      $ 0.94      $ 0.69       $ 0.74     $ 0.87

Monthly Rent               1Br/1Ba      $  526   $  549    $  658                  $  503       $  820     $  569
Unit Area (SF)                             850      850       870                     748        1,320        749
Monthly Rent Per Sq. Ft                 $ 0.62   $ 0.65    $ 0.76                  $ 0.67       $ 0.62     $ 0.76

Monthly Rent               2Br/2Ba      $  545   $  609    $  782      $  698      $  643                  $  647
Unit Area (SF)                           1,000    1,000     1,255         900         909                     934
Monthly Rent Per Sq. Ft                 $ 0.55   $ 0.61    $ 0.62      $ 0.78      $ 0.71                  $ 0.69

     DESCRIPTION            MIN      MAX     MEDIAN  AVERAGE
------------------------------------------------------------
Monthly Rent               $  546   $  560   $  549   $  552
Unit Area (SF)                478      675      523      559
Monthly Rent Per Sq. Ft    $ 0.83   $ 1.14   $ 1.05   $ 1.01

Monthly Rent               $  452   $  700   $  578   $  575
Unit Area (SF)                617      945      630      693
Monthly Rent Per Sq. Ft    $ 0.69   $ 0.96   $ 0.87   $ 0.84

Monthly Rent               $  503   $  820   $  614   $  638
Unit Area (SF)                748    1,320      809      922
Monthly Rent Per Sq. Ft    $ 0.62   $ 0.76   $ 0.71   $ 0.70

Monthly Rent               $  643   $  782   $  673   $  692
Unit Area (SF)                900    1,255      921      999
Monthly Rent Per Sq. Ft    $ 0.62   $ 0.78   $ 0.70   $ 0.70

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                    Market Rent
                                   Unit Area  ---------------------      Monthly      Annual
Unit Type      Number of Units     (Sq. Ft.)    Per Unit     Per SF      Income       Income
----------------------------------------------------------------------------------------------
1Br/1Ba                   32            480   $      459   $   0.96    $   14,688   $  176,256
1Br/1Ba                  100            650   $      499   $   0.77    $   49,900   $  598,800
1Br/1Ba                   36            850   $      549   $   0.65    $   19,764   $  237,168
2Br/2Ba                   48          1,000   $      609   $   0.61    $   29,232   $  350,784
                                                                       -----------------------
                                                             Total     $  113,584   $1,363,008
                                                                       =======================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR 2000           FISCAL YEAR 2001         FISCAL YEAR 2002          FISCAL YEAR 2003
                            ------------------------   -----------------------   -----------------------   -----------------------
                                      ACTUAL                    ACTUAL                    ACTUAL              MANAGEMENT BUDGET
                            ------------------------   -----------------------   -----------------------   -----------------------
       DESCRIPTION              TOTAL      PER UNIT      TOTAL       PER UNIT       TOTAL      PER UNIT      TOTAL       PER UNIT
-------------------------   -----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
REVENUES
  Rental Income              $1,543,785   $    7,147   $1,580,219   $    7,316   $1,431,313   $    6,626   $1,358,472   $    6,289

  Vacancy                    $  155,897   $      722   $  165,786   $      768   $  148,402   $      687   $  117,276   $      543
  Credit Loss/Concessions    $   96,726   $      448   $  148,755   $      689   $   70,939   $      328   $   53,400   $      247

    Subtotal                 $  252,623   $    1,170   $  314,541   $    1,456   $  219,341   $    1,015   $  170,676   $      790
  Laundry Income             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue             $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue        $   42,083   $      195   $   58,316   $      270   $   74,066   $      343   $   64,800   $      300
    Subtotal Other Income    $   42,083   $      195   $   58,316   $      270   $   74,066   $      343   $   64,800   $      300

EFFECTIVE GROSS INCOME       $1,333,245   $    6,172   $1,323,994   $    6,130   $1,286,038   $    5,954   $1,252,596   $    5,799

OPERATING EXPENSES
  Taxes                      $   75,764   $      351   $   80,956   $      375   $   93,386   $      432   $   89,808   $      416
  Insurance                  $   22,303   $      103   $   40,470   $      187   $   30,381   $      141   $   31,019   $      144
  Utilities                  $   83,938   $      389   $   79,506   $      368   $   76,778   $      355   $   84,000   $      389
  Repair & Maintenance       $  128,263   $      594   $  136,186   $      630   $  127,031   $      588   $  117,420   $      544
  Cleaning                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Landscaping                $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Security                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing        $   27,373   $      127   $   32,889   $      152   $   28,070   $      130   $   37,080   $      172
  General Administrative     $  202,635   $      938   $  236,088   $    1,093   $  190,466   $      882   $  172,254   $      797
  Management                 $   69,618   $      322   $   71,761   $      332   $   68,327   $      316   $   64,474   $      298
  Miscellaneous              $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

TOTAL OPERATING EXPENSES     $  609,894   $    2,824   $  677,856   $    3,138   $  614,439   $    2,845   $  596,055   $    2,760

  Reserves                   $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

NET INCOME                   $  723,351   $    3,349   $  646,138   $    2,991   $  671,599   $    3,109   $  656,541   $    3,040

                                  ANNUALIZED 2003
                              -----------------------
                                     PROJECTION                    AAA PROJECTION
                              -----------------------   ----------------------------------
       DESCRIPTION              TOTAL       PER UNIT      TOTAL       PER UNIT        %
------------------------------------------------------------------------------------------
REVENUES
  Rental Income               $1,316,120   $    6,093   $1,363,008   $    6,310     100.0%

  Vacancy                     $  176,472   $      817   $  109,041   $      505       8.0%
  Credit Loss/Concessions     $   83,224   $      385   $   27,260   $      126       2.0%
    Subtotal                  $  259,696   $    1,202   $  136,301   $      631      10.0%

  Laundry Income              $        0   $        0   $        0   $        0       0.0%
  Garage Revenue              $        0   $        0   $        0   $        0       0.0%
  Other Misc. Revenue         $   87,432   $      405   $   64,800   $      300       4.8%
    Subtotal Other Income     $   87,432   $      405   $   64,800   $      300       4.8%

EFFECTIVE GROSS INCOME        $1,143,856   $    5,296   $1,291,507   $    5,979     100.0%

OPERATING EXPENSES
  Taxes                       $   88,760   $      411   $   91,083   $      422       7.1%
  Insurance                   $   28,616   $      132   $   30,240   $      140       2.3%
  Utilities                   $   74,088   $      343   $   79,920   $      370       6.2%
  Repair & Maintenance        $  171,928   $      796   $  129,600   $      600      10.0%
  Cleaning                    $        0   $        0   $        0   $        0       0.0%
  Landscaping                 $        0   $        0   $        0   $        0       0.0%
  Security                    $        0   $        0   $        0   $        0       0.0%
  Marketing & Leasing         $   23,296   $      108   $   29,160   $      135       2.3%
  General Administrative      $  216,208   $    1,001   $  194,400   $      900      15.1%
  Management                  $   51,436   $      238   $   64,575   $      299       5.0%
  Miscellaneous               $        0   $        0   $        0   $        0       0.0%

TOTAL OPERATING EXPENSES      $  654,332   $    3,029   $  618,978   $    2,866      47.9%

  Reserves                    $        0   $        0   $   54,000   $      250       8.7%

NET INCOME                    $  489,524   $    2,266   $  618,529   $    2,864      47.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 10% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                   CAPITALIZATION RATES
             -------------------------------
                GOING-IN         TERMINAL
             --------------   --------------
              LOW     HIGH     LOW     HIGH
              ---     ----     ---     ----
RANGE        6.00%   10.00%   7.00%   10.00%
AVERAGE          8.14%            8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE         OCCUP.    PRICE/UNIT         OAR
----------------------------------------------------------------
   I-1       Aug-02            93%       $41,111          10.16%
   I-2       Sep-01            97%       $47,097           8.56%
   I-3       Aug-01            89%       $40,139          11.57%
   I-4       Dec-02            93%       $44,518          10.73%
   I-5       Nov-00            91%       $48,020           9.35%
                                         High             11.57%
                                         Low               8.56%
                                         Average          10.08%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.25%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.25% indicates a value of $6,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                               LAKESIDE APARTMENTS


           YEAR                        APR-2004     APR-2005    APR-2006     APR-2007     APR-2008     APR-2009
       FISCAL YEAR                         1           2           3             4            5            6
-----------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,363,008   $1,383,453  $1,424,957   $1,467,705   $1,511,737   $1,557,089

  Vacancy                             $  109,041   $  110,676  $  113,997   $  117,416   $  120,939   $  124,567
  Credit Loss                         $   27,260   $   27,669  $   28,499   $   29,354   $   30,235   $   31,142
  Concessions                         $   20,445   $        0  $        0   $        0   $        0   $        0
    Subtotal                          $  156,746   $  138,345  $  142,496   $  146,771   $  151,174   $  155,709

  Laundry Income                      $        0   $        0  $        0   $        0   $        0   $        0
  Garage Revenue                      $        0   $        0  $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $   64,800   $   65,772  $   67,745   $   69,778   $   71,871   $   74,027
    Subtotal Other Income             $   64,800   $   65,772  $   67,745   $   69,778   $   71,871   $   74,027

EFFECTIVE GROSS INCOME                $1,271,062   $1,310,880  $1,350,206   $1,390,712   $1,432,434   $1,475,407

OPERATING EXPENSES:
  Taxes                               $   91,083   $   93,815  $   96,630   $   99,529   $  102,515   $  105,590
  Insurance                           $   30,240   $   31,147  $   32,082   $   33,044   $   34,035   $   35,056
  Utilities                           $   79,920   $   82,318  $   84,787   $   87,331   $   89,951   $   92,649
  Repair & Maintenance                $  129,600   $  133,488  $  137,493   $  141,617   $  145,866   $  150,242
  Cleaning                            $        0   $        0  $        0   $        0   $        0   $        0
  Landscaping                         $        0   $        0  $        0   $        0   $        0   $        0
  Security                            $        0   $        0  $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   29,160   $   30,035  $   30,936   $   31,864   $   32,820   $   33,804
  General Administrative              $  194,400   $  200,232  $  206,239   $  212,426   $  218,799   $  225,363
  Management                          $   63,553   $   65,544  $   67,510   $   69,536   $   71,622   $   73,770
  Miscellaneous                       $        0   $        0  $        0   $        0   $        0   $        0

TOTAL OPERATING EXPENSES              $  617,956   $  636,579  $  655,676   $  675,347   $  695,607   $  716,475

  Reserves                            $   54,000   $   55,620  $   57,289   $   59,007   $   60,777   $   62,601
NET OPERATING INCOME                  $  599,106   $  618,681  $  637,241   $  656,359   $  676,049   $  696,331

  Operating Expense Ratio (% of EGI)        48.6%        48.6%       48.6%        48.6%        48.6%        48.6%
  Operating Expense Per Unit          $    2,861   $    2,947  $    3,036   $    3,127   $    3,220   $    3,317

           YEAR                         APR-2010     APR-2011     APR-2012     APR-2013     APR-2014
       FISCAL YEAR                         7            8             9           10           11
----------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $1,603,801   $1,651,915   $1,701,473   $1,752,517   $1,805,093

  Vacancy                              $  128,304   $  132,153   $  136,118   $  140,201   $  144,407
  Credit Loss                          $   32,076   $   33,038   $   34,029   $   35,050   $   36,102
  Concessions                          $        0   $        0   $        0   $        0   $        0
    Subtotal                           $  160,380   $  165,192   $  170,147   $  175,252   $  180,509
  Laundry Income                       $        0   $        0   $        0   $        0   $        0
  GarageRevenue                        $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                  $   76,248   $   78,535   $   80,891   $   83,318   $   85,818
    Subtotal Other Income              $   76,248   $   78,535   $   80,891   $   83,318   $   85,818

EFFECTIVE GROSS INCOME                 $1,519,669   $1,565,259   $1,612,217   $1,660,583   $1,710,401

OPERATING EXPENSES:
  Taxes                                $  108,758   $  112,020   $  115,381   $  118,842   $  122,408
  Insurance                            $   36,108   $   37,191   $   38,307   $   39,456   $   40,640
  Utilities                            $   95,429   $   98,292   $  101,240   $  104,277   $  107,406
  Repair & Maintenance                 $  154,749   $  159,392   $  164,173   $  169,099   $  174,172
  Cleaning                             $        0   $        0   $        0   $        0   $        0
  Landscaping                          $        0   $        0   $        0   $        0   $        0
  Security                             $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                  $   34,819   $   35,863   $   36,939   $   38,047   $   39,189
  General Administrative               $  232,124   $  239,087   $  246,260   $  253,648   $  261,257
  Management                           $   75,983   $   78,263   $   80,611   $   83,029   $   85,520
  Miscellaneous                        $        0   $        0   $        0   $        0   $        0

TOTAL OPERATING EXPENSES               $  737,969   $  760,109   $  782,912   $  806,399   $  830,591

  Reserves                             $   64,479   $   66,413   $   68,406   $   70,458   $   72,571
NET OPERATING INCOME                   $  717,221   $  738,737   $  760,899   $  783,726   $  807,238

  Operating Expense Ratio (% of EGI)         48.6%        48.6%        48.6%        48.6%        48.6%
  Operating Expense Per Unit           $    3,417   $    3,519   $    3,625   $    3,733   $    3,845

Estimated Stabilized NOI              $618,529           Sales Expense Rate             3.00%
Months to Stabilized                         1           Discount Rate                 11.25%
Stabilized Occupancy                      92.0%          Terminal Cap Rate             10.25%

Gross Residual Sale Price      $7,875,494       Deferred Maintenance       $        0
Less: Sales Expense            $  236,265       Add: Excess Land           $        0
Net Residual Sale Price        $7,639,230       Other Adjustments          $        0
PV of Reversion                $2,630,567       Value Indicated By "DCF"   $6,790,411
Add: NPV of NOI                $4,159,844                      Rounded     $6,800,000
PV Total                       $6,790,411

                          "DCF" VALUE SENSITIVITY TABLE

                                            DISCOUNT RATE
                ---------------------------------------------------------------------------
TOTAL VALUE                10.75%        11.00%        11.25%        11.50%        11.75%
-------------------------------------------------------------------------------------------
                 9.75%   $7,152,505    $7,037,664    $6,925,312    $6,815,385    $6,707,823
                10.00%   $7,080,182    $6,966,954    $6,856,175    $6,747,783    $6,641,719
  TERMINAL      10.25%   $7,011,388    $6,899,694    $6,790,411    $6,683,478    $6,578,838
  CAP RATE      10.50%   $6,945,870    $6,835,636    $6,727,778    $6,622,236    $6,518,952
                10.75%   $6,883,399    $6,774,558    $6,668,059    $6,563,842    $6,461,852

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $18,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               LAKESIDE APARTMENTS

                                               TOTAL        PER SQ. FT.       PER UNIT      %OF EGI
---------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                  $ 1,363,008   $        8.57     $     6,310

  Less: Vacancy & Collection Loss  10.00%    $   136,301   $        0.86     $       631

  Plus: Other Income

    Laundry Income                           $         0   $        0.00     $         0      0.00%
    Garage Revenue                           $         0   $        0.00     $         0      0.00%
    Other Misc. Revenue                      $    64,800   $        0.41     $       300      5.02%
      Subtotal Other Income                  $    64,800   $        0.41     $       300      5.02%

EFFECTIVE GROSS INCOME                       $ 1,291,507   $        8.12     $     5,979

OPERATING EXPENSES:

  Taxes                                      $    91,083   $        0.57     $       422      7.05%
  Insurance                                  $    30,240   $        0.19     $       140      2.34%
  Utilities                                  $    79,920   $        0.50     $       370      6.19%
  Repair & Maintenance                       $   129,600   $        0.82     $       600     10.03%
  Cleaning                                   $         0   $        0.00     $         0      0.00%
  Landscaping                                $         0   $        0.00     $         0      0.00%
  Security                                   $         0   $        0.00     $         0      0.00%
  Marketing & Leasing                        $    29,160   $        0.18     $       135      2.26%
  General Administrative                     $   194,400   $        1.22     $       900     15.05%
  Management                        5.00%    $    64,575   $        0.41     $       299      5.00%
  Miscellaneous                              $         0   $        0.00     $         0      0.00%

TOTAL OPERATING EXPENSES                     $   618,978   $        3.89     $     2,866     47.93%

  Reserves                                   $    54,000   $        0.34     $       250      4.18%

NET OPERATING INCOME                         $   618,529   $        3.89     $     2,864     47.89%

  "GOING IN" CAPITALIZATION RATE                    9.50%

  VALUE INDICATION                           $ 6,510,831   $       40.96     $    30,143

  PV OF CONCESSIONS                         ($    18,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)         $ 6,492,831

                         ROUNDED             $ 6,500,000   $       40.89     $    30,093

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE          ROUNDED           $/UNIT            $/SF
-----------------------------------------------------------------------
  8.75%    $7,050,902       $7,100,000       $   32,870       $   44.67
  9.00%    $6,854,544       $6,900,000       $   31,944       $   43.41
  9.25%    $6,668,800       $6,700,000       $   31,019       $   42.15
  9.50%    $6,492,831       $6,500,000       $   30,093       $   40.89
  9.75%    $6,325,887       $6,300,000       $   29,167       $   39.63
 10.00%    $6,167,290       $6,200,000       $   28,704       $   39.00
 10.25%    $6,016,429       $6,000,000       $   27,778       $   37.75

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $6,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis           $6,800,000
Direct Capitalization Method            $6,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,700,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                    Not Utilized
Sales Comparison Approach                         $6,800,000
Income Approach                                   $6,700,000
Reconciled Value                                  $6,750,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 13, 2003 the market value of the fee simple estate in the property is:

                                   $6,750,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

      [EXTERIOR - MAIN ENTRANCE PICTURE]           [EXTERIOR - TYPICAL BUILDING ELEVATION PICTURE]


[EXTERIOR - TYPICAL BUILDING ELEVATION PICTURE]          [INTERIOR - APARTMENT UNIT PICTURE]


      [INTERIOR - APARTMENT UNIT PICTURE]                [INTERIOR - APARTMENT UNIT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                              SUBJECT PHOTOGRAPHS

    [EXTERIOR - SWIMMING POOL PICTURE]         [EXTERIOR - TENNIS COURT PICTURE]

[EXTERIOR - SAND VOLLEYBALL COURT PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1              COMPARABLE I-2           COMPARABLE I-3

         CEDARS I                  TIMBERS                    DRAKE
7139 Winding Cedar Trail    3317 Magnolia Hills Dr     1701 Gander Cover Ln
      Charlotte, NC             Charlotte, NC             Charlotte, NC

      [PICTURE]                  [PICTURE]                  [PICTURE]

 COMPARABLE I-4                COMPARABLE I-5

  WILLOW RIDGE             CAMERON @ HICKORY GROVE
9200 Willow Ridge              5625 Keyway Blvd
 Charlotte, NC                  Charlotte, NC

   [PICTURE]                      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                   COMPARABLE
       DESCRIPTION                              SUBJECT                                               R - 1
---------------------------------------------------------------------------------------------------------------------------
  Property Name              Lakeside Apartments                               Dominion @ Crown Pointe
  Management Company         AIMCO                                             United Dominion Realty
LOCATION:
  Address                    8061 Woodscape Drive                              7815 Calibre Crossing Dr
  City, State                Charlotte, North Carolina                         Charlotte, North Carolina
  County                     Mecklenburg                                       Mecklenburg
  Proximity to Subject                                                         1 mile southeast of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)     158,960                                           251,500
  Year Built                 1980                                              1988
  Effective Age              23                                                15
  Building Structure Type    Brick & wood siding walls; asphalt shingle roof   Wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov.,
    etc.)                    Open                                              Open
  Number of Units            216                                               240
  Unit Mix:                      Type                  Unit   Qty.   Mo. Rent      Type                Unit   Qty.     Mo.
                              1 1Br/1Ba                 480    32      $449     2 1BD/1BH                621   36      $598
                              2 1Br/1Ba                 650   100      $439     3 1BD/1BH                870   48      $658
                              3 1Br/1Ba                 850    36      $526       1BD/1BH              1,005   48      $688
                              4 2Br/2Ba               1,000    48      $545     4 2BD/2BH              1,255   72      $782
                                                                                  2BD/2BH              1,354   36      $878
                                                                                  2BD/2BH TNHS         1,117   24      $840


  Average Unit Size (SF)     736                                               1,054
  Unit Breakdown:              Efficiency          0%    2-Bedroom      22%      Efficiency        0%     2-Bedroom     45%
                               1-Bedroom          78%    3-Bedroom       0%      1-Bedroom        55%     3-Bedroom      0%
CONDITION:                   Average                                           Average
APPEAL:                      Average                                           Average
AMENITIES:
  Unit Amenities                     Attach. Garage           Vaulted Ceiling         Attach. Garage          Vaulted Ceiling
                               X     Balcony             X    W/D Connect.       X    Balcony            X    W/D Connect.
                               X     Fireplace                                   X    Fireplace
                               X     Cable TV Ready                              X    Cable TV Ready
  Project Amenities            X     Swimming Pool                               X    Swimming Pool
                                     Spa/Jacuzzi              Car Wash                Spa/Jacuzzi             Car Wash
                                     Basketball Court         BBQ Equipment           Basketball Court        BBQ Equipment
                                     Volleyball Court         Theater Room            Volleyball Court        Theater Room
                               X     Sand Volley Ball         Meeting Hall            Sand Volley Ball        Meeting Hall
                               X     Tennis Court             Secured Parking    X    Tennis Court       X    Secured Parking
                                     Racquet Ball        X    Laundry Room            Racquet Ball       X    Laundry Room
                                     Jogging Track            Business Office         Jogging Track           Business Office
                               X     Gym Room                                    X    Gym Room
OCCUPANCY:                   87%                                               91%
LEASING DATA:
  Available Leasing Terms    6 to 12 Months                                    6 to 12 Months
  Concessions                $99 Security Deposit; 1 month prorated            $100/month off on vacant units
  Pet Deposit                $150-$200                                         $200
  Utilities Paid by Tenant:    X     Electric                 Natural Gas        X    Electric                Natural Gas
                                     Water                    Trash                   Water                   Trash
  Confirmation
  Telephone Number
NOTES:

  COMPARISON TO SUBJECT:                                                       Similar

                                                 COMPARABLE                                         COMPARABLE
       DESCRIPTION                                  R - 2                                              R - 3
-----------------------------------------------------------------------------------------------------------------------------
  Property Name              Camden Eastchase                                 Steeplechase
  Management Company         Camden Property Trust                            Equity Residential
LOCATION:
  Address                    1600 Chasewood Dr                                7200 Wallace Road
  City, State                Charlotte, North Carolina                        Charlotte, North Carolina
  County                     Mecklenburg                                      Mecklenburg
  Proximity to Subject       1/2 mile west of the subject                     1 mile north of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)     159,100                                          178,828
  Year Built                 1985                                             1986
  Effective Age              18                                               17
  Building Structure Type    Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov.,
    etc.)                    Open                                             Open
  Number of Units            220                                              246
  Unit Mix:                      Type                  Unit   Qty.     Mo.         Type               Unit   Qty.      Mo.
                              1 1BD/1BH                 407     6     $525     1 1BD/1BH               523    53       $549
                              1 1BD/1BH                 432     8     $535     2 1BD/1BH               652    86       $452
                              1 1BD/1BH                 505    30     $553     1 BD/1BH                745    24       $647
                              2 1BD/1BH                 617    72     $578     3 1BD/1BH               748    27       $503
                              4 2BD/2BH                 900   104     $698     4 2BD/2BH               892    18       $609
                                                                               4 2BD/2BH               958     6       $744
                                                                               2 BD/2BH              1,079    32       $799

  Average Unit Size (SF)     723                                              724
  Unit Breakdown:              Efficiency        0%      2-Bedroom     47%      Efficiency     0%        2-Bedroom       23%
                               1-Bedroom        53%      3-Bedroom      0%      1-Bedroom     77%        3-Bedroom        0%
CONDITION:                   Average                                          Average
APPEAL:                      Average                                          Average
AMENITIES:
  Unit Amenities                    Attach. Garage          Vaulted Ceiling          Attach. Garage         Vaulted Ceiling
                               X    Balcony             X   W/D Connect.        X    Balcony           X    W/D Connect.
                               X    Fireplace                                   X    Fireplace         X
                               X    Cable TV Ready                              X    Cable TV Ready  Washer/Dryers in Apts
  Project Amenities            X    Swimming Pool                               X    Swimming Pool
                                    Spa/Jacuzzi             Car Wash                 Spa/Jacuzzi            Car Wash
                                    Basketball Court        BBQ Equipment            Basketball Court       BBQ Equipment
                                    Volleyball Court        Theater Room             Volleyball Court       Theater Room
                                    Sand Volley Ball        Meeting Hall             Sand Volley Ball       Meeting Hall
                               X    Tennis Court            Secured Parking          Tennis Court           Secured Parking
                                    Racquet Ball        X   Laundry Room             Racquet Ball      X    Laundry Room
                                    Jogging Track           Business Office          Jogging Track          Business Office
                                    Gym Room                                    X    Gym Room

OCCUPANCY:                   91%                                              88%
LEASING DATA:
  Available Leasing Terms    6 to 12 Months                                   6 to 12 Months
  Concessions                $150/month off market rent                       $100 off market rent
  Pet Deposit                $200                                             $250
  Utilities Paid by Tenant:    X    Electric                Natural Gas         X    Electric               Natural Gas
                                    Water                   Trash                    Water                  Trash
  Confirmation
  Telephone Number
NOTES:

  COMPARISON TO SUBJECT:     Similar                                          Similar

                                                COMPARABLE                                       COMPARABLE
      DESCRIPTION                                 R - 4                                            R - 5
-----------------------------------------------------------------------------------------------------------------------------
  Property Name              Castlewood                                       Creekwood
  Management Company         Goode Properties                                 Equity Residential
LOCATION:
  Address                    6423 Monroe Road                                 2300 Village Lake Dr
  City, State                Charlotte, North Carolina                        Charlotte, North Carolina
  County                     Mecklenburg                                      Mecklenburg
  Proximity to Subject       1.5 miles north of the subject                   1/2 mile east of the subject
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)     330,900                                          322,200
  Year Built                 1969                                             1986
  Effective Age              34                                               17
  Building Structure Type    Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
  Parking Type (Gr., Cov.,
    etc.)                    Open                                             Open
  Number of Units            337                                              384
  Unit Mix:                          Type             Unit   Qty.     Mo.           Type               Unit  Qty.       Mo.
                              1 1BD/1BH                 675  112      $560     2 1BD/1BH                630    72      $545
                              2 2BD/1.5BH TNHS          945  111      $700     3 1BD/1BH                740    16      $565
                              3 3BD/2BH TNHS          1,320  114      $820     3 1BD/1BH                750   104      $570
                                                                               4 2BD/2BH                866    48      $630
                                                                               4 2BD/2BH                923    36      $650
                                                                               4 2BD/2BH TNHS           965    12      $749
                                                                               4 2BD/2BH                980    72      $640
                                                                               0 3BD/2BH              1,250    24      $850
  Average Unit Size (SF)     982                                              839
  Unit Breakdown:              Efficiency        0%    2-Bedroom       33%      Efficiency        0%     2-Bedroom     44%
                               1-Bedroom        33%    3-Bedroom       33%      1-Bedroom        50%     3-Bedroom      6%
CONDITION:                   Average                                          Average
APPEAL:                      Average                                          Average
AMENITIES:
  Unit Amenities                    Attach. Garage         Vaulted Ceiling           Attach. Garage    X     Vaulted Ceiling
                               X    Balcony            X   W/D Connect.         X    Balcony           X     W/D Connect.
                                    Fireplace                                   X    Fireplace
                               X    Cable TV Ready                              X    Cable TV Ready
  Project Amenities            X    Swimming Pool                               X    Swimming Pool
                                    Spa/Jacuzzi            Car Wash                  Spa/Jacuzzi             Car Wash
                                    Basketball Court       BBQ Equipment             Basketball Court        BBQ Equipment
                                    Volleyball Court       Theater Room              Volleyball Court        Theater Room
                                    Sand Volley Ball       Meeting Hall              Sand Volley Ball        Meeting Hall
                                    Tennis Court           Secured Parking      X    Tennis Court            Secured Parking
                                    Racquet Ball       X   Laundry Room              Racquet Ball      X     Laundry Room
                                    Jogging Track          Business Office           Jogging Track           Business Office
                                    Gym Room                                    X    Gym Room
OCCUPANCY:                   81%                                              95%
LEASING DATA:
  Available Leasing Terms    6 to 12 Months                                   6 to 12 Months
  Concessions                $100/month on vacant units                       $100/month on vacant units
  Pet Deposit                $200                                             $400
  Utilities Paid by Tenant:    X   Electric                Natural Gas          X    Electric                Natural Gas
                                   Water                   Trash                     Water                   Trash
  Confirmation
  Telephone Number
NOTES:

  COMPARISON TO SUBJECT:     Similar                                          Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1             COMPARABLE R-2             COMPARABLE R-3

 DOMINION @ CROWN POINTE        CAMDEN EASTCHASE             STEEPLECHASE
 7815 Calibre Crossing Dr      1600 Chasewood Dr           7200 Wallace Road
Charlotte, North Carolina  Charlotte, North Carolina   Charlotte, North Carolina

        [PICTURE]                  [PICTURE]                  [PICTURE]

     COMPARABLE R-4             COMPARABLE R-5

       CASTLEWOOD                 CREEKWOOD
    6423 Monroe Road         2300 Village Lake Dr
Charlotte, North Carolina  Charlotte, North Carolina

        [PICTURE]                 [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. John Hayden provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                -s- Frank Fehribach, MAI
                                              ---------------------------------
                                                  Frank Fehribach, MAI
                                          Managing Principal, Real Estate Group
                                        North Carolina Temporary Practice Permit
                                                         #2578

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                                     FRANK A. FEHRIBACH, MAI

                              MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").
EXPERIENCE

Valuation         Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been and involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business          Mr. Fehribach joined AAA as an engagement director in 1998.
                  He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION         University of Texas - Arlington
                   Master of Science - Real Estate

                  University of Dallas
                   Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS     Certified General Real Estate Appraiser, #30828

                  State of Arkansas
                   State Certified General Appraiser, #CG1387N

                  State of Colorado
                   Certified General Appraiser, #CG40000445

                  State of Georgia
                   Certified General Real Property Appraiser, #218487

                  State of Michigan
                   Certified General Appraiser, #1201008081

                  State of Texas
                   Real Estate Salesman License, #407158 (Inactive)

                  State of Texas
                   State Certified General Real Estate Appraiser, #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

PROFESSIONAL           Appraisal Institute, MAI Designated Member
AFFILIATIONS           Candidate Member of the CCIM Institute pursuing Certified
                        Commercial Investment Member (CCIM) designation

PUBLICATIONS           "An Analysis of the Determinants of Industrial Property
                                 -authored with Dr. Ronald C. Rutherford and Dr.
                       Mark Eakin, The Journal of Real Estate Research, Vol. 8,
                       No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
LAKESIDE APARTMENTS, CHARLOTTE, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.